Exhibit 99.1

        Zhone Technologies Reports Fourth Quarter 2005 Financial Results

     OAKLAND, Calif.--(BUSINESS WIRE)--Jan. 31, 2006--Zhone Technologies, Inc. (Nasdaq:ZHNE), the first company dedicated to building total-delivery solutions for voice, data and video worldwide, today reported its results for the fourth quarter ended December 31, 2005.
     Revenue for the fourth quarter of 2005 was $53.2 million, compared with $28.1 million for the fourth quarter of 2004. Net loss for the fourth quarter of 2005, calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), was $107.2 million or $0.73 per share compared with a net loss of $3.8 million or $0.04 per share for the fourth quarter of 2004. Fourth quarter 2005 results included a charge of $102.1 million or $0.69 per share related to impairment of acquisition related intangibles and goodwill. This non-cash impairment charge was calculated in accordance with GAAP, and is expected to be non-recurring. Pro forma earnings before interest, taxes, depreciation and amortization (EBITDA) was $1.1 million or $0.01 per share for the fourth quarter of 2005, compared to pro forma EBITDA earnings of $0.5 million or $0.01 per share for the fourth quarter of 2004.
     Revenue for the year ended December 31, 2005 was $151.8 million, compared with $97.2 million for the year ended December 31, 2004. Net loss for the year ended December 31, 2005, calculated in accordance with GAAP was $126.9 million or $1.13 per share, compared with a net loss of $35.6 million or $0.42 per share for year ended December 31, 2004. Pro forma EBITDA loss for the year ended December 31, 2005 was $0.5 million or no loss per share compared to a pro forma EBITDA loss of $11.0 million or $0.13 per share for the year ended December 31, 2004.
     During the fourth quarter of 2005, Zhone won significant new business for its products, including shipments to 24 new customer accounts. Business from new first-time customers continued to be realized in all of Zhone's domestic and international sales regions.
     Zhone again sustained the number one market share position in the Broadband Loop Carrier market for the fourth quarter as well as for all of 2005 according to industry analyst firm Broadband Trends. BLCs are defined as access platforms that support IPTV, VoIP and broadband services with IP infrastructure. BLCs remain the fastest growing segment of the multi-billion dollar broadband market.
     Zhone shipped over 675,000 DSL access ports in 2005 putting Zhone among the top three suppliers of DSLAM equipment in North America.
     "We are very pleased with this quarter's performance, especially in the continued adoption of our flagship SLMS products," said Mory Ejabat, Chairman and Chief Executive Officer of Zhone. "Increased customer acquisition and solid execution by our team clearly indicate that Zhone is well-positioned going into 2006 and beyond. We plan to maintain our leadership positions in the fastest growing areas of the telecommunications industry."
     Zhone will hold a conference call today, January 31, 2006, at approximately 5:00 p.m. Eastern Time to review its fourth quarter results. This call is open to the public by dialing 866.825.1709 for U.S. callers and 617.213.8060 for international callers and entering the passcode 79940539. Zhone has also scheduled this event to be broadcast live via webcast. To access this webcast please go to the Investor Relations section of the Zhone website at www.zhone.com/about/investors/.
     A replay of the conference call will be available for approximately one week after the original call by dialing 888-286-8010 for U.S. callers and 617-801-6888 for international callers and entering the passcode 11042589. An audio webcast replay will also be available online at www.zhone.com/about/investors/ for approximately one week following the original call.

     Non-GAAP Financial Measures

     To supplement Zhone's consolidated financial statements presented in accordance with GAAP, we use pro forma EBITDA, an additional non-GAAP measure we believe is appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to GAAP results are made with the intent of providing greater transparency to supplemental information used by management in its financial and operational decision-making. These non-GAAP results are among the primary indicators that management uses as a basis for making operating decisions because they provide meaningful supplemental information regarding the company's operational performance, including the company's ability to provide cash flows to invest in research and development, and fund acquisitions and capital expenditures. In addition, these non-GAAP financial measures facilitate management's internal comparisons to the company's historical operating results and comparisons to competitors' operating results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation between net loss calculated on a GAAP basis and pro forma EBITDA on a non-GAAP basis is provided in a table immediately following the Unaudited Condensed Consolidated Statements of Operations.

     Forward-looking statements

     This press release contains "forward-looking statements" that are entitled to the protection of the safe harbors contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Specifically, statements that refer to future financial performance and the anticipated growth and trends in our business or key markets, including growth in the BLC market and Zhone's market position, are all forward-looking statements. Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, the acceptance of new telecommunications services based on DSL technology, our ability to generate sufficient revenue to achieve or sustain profitability, the ability of our customers to finance their purchase of our products as well as their own operations, weakness in sales to the service provider industry, commercial acceptance of our SLMS products, aggressive pricing policies of price-focused competitors from China, and higher than anticipated expenses that we may incur. In addition, please refer to the risk factors contained in Zhone's SEC filings available at www.sec.gov, including without limitation, Zhone's annual report on Form 10-K for the year ended December 31, 2004 and Zhone's quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Zhone undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     About Zhone Technologies, Inc.

     Zhone (Nasdaq:ZHNE) designs and manufactures network equipment for network operators worldwide. Zhone's products allow network operators to deliver a rich array of voice, data, video and entertainment services over their existing networks while simultaneously retooling for converged packet based voice (VoIP) and video (IPTV) over copper or fiber access lines.
     Zhone's advanced networking solutions include the Single Line Multi-Service architecture (SLMS(TM)), Multi-Access Line Concentrator (MALC(TM)), Raptor(TM) and GranDSLAM(TM) ATM/IP DSLAMs, ReachDSL(TM) Technology, FiberSLAM(TM) Optical Line Terminal, Zhone Residential Gateways (ZRG(TM)), GigaMux(TM) Optical Transport Systems and Zhone Management System (ZMS(TM)). With over one million subscriber interfaces shipped and deployments at over 600 carriers including among some of the world's largest networks, Zhone has enabled network operators to reinvent their businesses. For more information, please visit www.zhone.com.

     Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change without notice. Copyright (C) 2006 Zhone Technologies, Inc. All rights reserved.


                       ZHONE TECHNOLOGIES, INC.
       Unaudited Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)


                           Three Months Ended         Year Ended
                          --------------------- ----------------------
                           December   December   December   December
                              31,        31,        31,        31,
                             2005       2004       2005       2004
                          ----------- --------- ----------- ----------

Net revenue               $   53,205  $ 28,102  $  151,828  $  97,168
Cost of revenue               31,793    15,763      88,805     55,095
Stock-based compensation          79        29         153        210
                          ----------- --------- ----------- ----------
Gross Profit                  21,333    12,310      62,870     41,863
                          ----------- --------- ----------- ----------
Operating expenses:
  Research and product
   development                 8,022     5,904      26,839     23,210
  Sales and marketing          9,295     5,288      29,530     21,958
  General and
   administrative              3,540     1,567      11,864     10,416
  Purchased in-process
   research and
   development                     0         0       1,190      8,631
  Stock-based compensation       141       131       3,119      1,396
  Amortization and
   impairment of
   intangible assets         106,830     2,862     114,558     10,132
                          ----------- --------- ----------- ----------
     Total operating
      expenses               127,828    15,752     187,100     75,743
                          ----------- --------- ----------- ----------

     Operating loss         (106,495)   (3,442)   (124,230)   (33,880)
Other expense, net              (574)     (339)     (2,446)    (1,561)
                          ----------- --------- ----------- ----------
     Loss before income
      taxes                 (107,069)   (3,781)   (126,676)   (35,441)
Income tax provision              82        62         215        205
                          ----------- --------- ----------- ----------
     Net loss              ($107,151)  ($3,843)  ($126,891)  ($35,646)
                          =========== ========= =========== ==========

Basic and diluted net loss
 per share                    ($0.73)   ($0.04)     ($1.13)    ($0.42)
Weighted average shares
 outstanding used to
 compute basic and diluted
 net loss per share          147,424    93,978     112,004     85,745


Reconciliation between
 GAAP net loss and non-
 GAAP pro forma EBITDA as
 follows:


GAAP net loss              ($107,151)  ($3,843)  ($126,891)  ($35,646)
Purchased in-process
 research, development and
 acquisition related
 charges                           0         0       4,291      8,631
Stock-based compensation         220       160       3,272      1,606
Interest Expense, net            227       770       1,923      2,679
Income Taxes                      82        62         215        205
Depreciation                     554       470       1,802      1,394
Realized loss on sale of
 securities                      360         0         360          0
Amortization and
 impairment of intangible
 assets                      106,830     2,862     114,558     10,132
                          ----------- --------- ----------- ----------
Non-GAAP pro forma EBITDA $    1,122  $    481       ($470)  ($10,999)
                          =========== ========= =========== ==========
Non-GAAP per share data        $0.01     $0.01        $ --     ($0.13)

Revenue by product line:
     SLMS                     29,764     9,799      66,854     29,351
     Legacy and Service       18,995    13,614      63,435     58,917
     Optical Transport         4,446     4,689      21,539      8,900
                          ----------- --------- ----------- ----------
                              53,205    28,102     151,828     97,168
                          =========== ========= =========== ==========



               ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES
            Unaudited Condensed Consolidated Balance Sheets
                            (In thousands)


                                                 December   December
                                                    31,        31,
                                                   2005       2004
                                                ----------- ----------

                    Assets
  Current assets:
       Cash, cash equivalents and short-term
        investments                             $   71,140  $  65,216
       Accounts receivable                          35,392     19,243
       Inventories                                  48,370     37,352
       Prepaid expenses and other current
        assets                                       5,811      3,949
                                                ----------- ----------
           Total current assets                    160,713    125,760
                                                ----------- ----------
  Property and equipment, net                       24,097     22,967
  Goodwill                                         180,001    157,232
  Other acquisition-related intangible assets       14,638     17,847
  Restricted cash                                      547        758
  Other assets                                         109        663
                                                ----------- ----------
           Total assets                         $  380,105  $ 325,227
                                                =========== ==========
     Liabilities and Stockholders' Equity
  Current liabilities:
       Accounts payable                         $   17,912  $  14,155
       Line of credit                               14,500     14,500
       Current portion of long-term debt             1,170      1,378
       Accrued and other liabilities                24,610     23,938
                                                ----------- ----------
           Total current liabilities                58,192     53,971
       Long-term debt, less current portion         28,597     39,935
       Other long-term liabilities                   1,527      1,537
                                                ----------- ----------
           Total liabilities                        88,316     95,443
                                                ----------- ----------
  Stockholders' equity:
       Common stock                                    148         94
       Additional paid-in capital                1,051,320    862,261
       Other stockholders' equity                   (1,385)    (1,168)
       Accumulated deficit                        (758,294)  (631,403)
                                                ----------- ----------
           Total stockholders' equity              291,789    229,784
                                                ----------- ----------
           Total liabilities and stockholders'
            equity                              $  380,105  $ 325,227
                                                =========== ==========


     CONTACT: Zhone Technologies, Inc.
              Investors 510-777-7013
              investor-relations@zhone.com
              fax: 510-777-7001
              Jessica Mullens, 510-777-7020 (Media)
              jmullens@zhone.com